Exhibit 2.1

TRANSACTION AGREEMENT

BY AND AMONG

WEBSENSE, INC.

and

WEBSENSE SC OPERATIONS LIMITED

and

SURFCONTROL PLC

26 April 2007

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), is entered into as of the 26th day of  April 2007, by and among:

1.             WEBSENSE, INC., a Delaware corporation and whose principal executive office is at 10240 Sorrento Valley Road, San Diego, California 92121, United States of America (“Offeror”);

2.             WEBSENSE SC OPERATIONS LIMITED, a company registered in England and Wales with registered number 6200730 and whose registered office is at 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey KT16 0RS, United Kingdom (“BidCo”); and

3.             SURFCONTROL PLC, a company registered in England and Wales with registered number 01566321 and whose registered office is at Riverside, Mountbatten Way, Congleton, Cheshire CW12 1DY, United Kingdom (“Offeree”);

Capitalized terms that are used but not otherwise defined in this Agreement shall have the respective meanings ascribed to them in Clause 1 of this Agreement.

RECITALS

A.            Offeror intends to announce a takeover proposal for Offeree, which Offeree has agreed, subject to the provisions of this Agreement and subject to the Code, to be implemented by the acquisition of the entire issued and to be issued ordinary share capital of Offeree by BidCo, a wholly owned subsidiary of Offeror, pursuant to a scheme of arrangement of Offeree under Section 425 of the Companies Act 1985, substantially on the terms and subject to the conditions set out in the Announcement.  Offeror reserves the right, as set out in this Agreement, to implement the Transaction by means of a Takeover Offer.

B.            Pursuant to the Scheme, the Offeree Scheme Shares will be cancelled and New Offeree Shares will be issued to BidCo in consideration of which BidCo will pay to the holders of Offeree Scheme Shares a cash consideration on the terms set out in this Agreement.

C.            The Parties are entering into this Agreement to set out certain mutual commitments to implement the Transaction, to set out certain matters relating to the conduct of Offeree and the Offeree Group and to induce Offeror and BidCo to enter into this Agreement and make the Announcement.

D.            Upon the terms and subject to the conditions of this Agreement, Offeror and Offeree agree to terminate the Non-Solicitation and Standstill Agreement.

E.             As an inducement to the willingness of Offeror and BidCo to enter into this Agreement the directors of Offeree have entered into certain Irrevocable Undertakings.

NOW THEREFORE, in consideration of the promises and the warranties, covenants and other agreements contained herein and intending to be legally bound, the Parties hereby agree as follows:

SECTION 1.                            Interpretation

1.1          Definitions

In this Agreement, including the Schedules hereto, the headings shall not affect its interpretation and, unless the context otherwise requires, the provisions in this Clause 1 apply;

Act.  “Act”  means the UK Companies Act 1985, as amended.

Agreed Form.  “Agreed Form” means, in relation to a document, terms agreed between the parties, and signed by them or on their behalf for the purposes of identification.

Announcement.  “Announcement” means the joint press announcement by Offeror and Offeree substantially in the form of Exhibit A.

Announcement Date.  “Announcement Date” means 26 April, 2007.

Board.  “Board” means the board of directors of any relevant person.

Business Day.  “Business Day” means a day (other than a Saturday, Sunday or public holiday in New York or London) on which banks are generally open for business in New York and London.

Circular.  “Circular” means the circular in the Agreed Form to be issued by Offeree to the Offeree Shareholders containing an explanatory statement and details of the Scheme, providing for, inter alia, the cancellation of the Offeree Scheme Shares, the allotment of New Offeree Shares to Offeror (or as it may direct) pursuant to the Scheme and the payment of the Consideration to the Offeree Scheme Shareholders.

Code.  “Code” means the UK City Code on Takeovers and Mergers, as from time to time amended and interpreted by the Panel.

Conditions.  “Conditions” means the conditions to the Transaction set out in Paragraphs B and C of Appendix I to the Announcement, (which, for the avoidance of doubt, do not include the Pre-Conditions).

Connected Person.  “Connected Person” means, in relation to a person, an undertaking which is a Group Undertaking of that person or any director, employee, professional adviser, agent or employee of that person or of any such Group Undertaking.

Consideration.   “Consideration” means 700 pence per Offeree Share.

Court.  “Court” means the High Court of Justice in England and Wales.

Court Hearing(s).  “Court Hearing(s)” means the hearing(s) by the Court of the petition to sanction the Scheme under Section 425 of the Act and the associated reduction of Offeree’s share capital in connection therewith under Section 137 of the Act.

Court Meeting.  “Court Meeting” means the meeting of Offeree Shareholders to be convened by direction of the Court pursuant to Section 425 of the Act to consider and if thought fit, approve the Resolutions, notice of which will be contained in the Circular, or any adjournment thereof.

Court Order(s).  “Court Order(s)” means the order(s) of the Court sanctioning the Scheme under Section 425 of the Act and confirming the reduction of Offeree’s share capital in connection therewith under Section 137 of the Act.

Effective Time.  “Effective Time” means the time at, and date on, which the Scheme becomes effective.

Employee Share Option Scheme.  “Employee Share Option Scheme” means the SurfControl Plc 1998 Inland Revenue Approved Executive Share Option Scheme.

Employee Share Schemes.  “Employee Share Schemes” means the Employee Share Option Scheme and the SurfControl Plc Long-Term Share Incentive Plan adopted in 2004.

Encumbrance.  “Encumbrance” means any charge, mortgage, lien, hypothecation, judgment, encumbrance, easement, security, title retention, preferential right, trust arrangement, or any other security interest or any other agreement or arrangement having a commercial effect analogous to the conferring of security or similar right in favor of any person.

Exclusivity Period.  “Exclusivity Period” has the meaning ascribed to that term in Clause 9.2.

Extraordinary General Meeting.   “Extraordinary General Meeting” means the extraordinary general meeting of Offeree Shareholders, notice of which will be contained in the Circular or any adjournment thereof.

FSA.  “FSA” means the Financial Services Authority.

HSR Act.  “HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Governmental Entity.  “Governmental Entity” means (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including without limitation, for the avoidance of doubt, the Panel and the FSA).

Group.  “Group” means in relation to any person, its subsidiaries, subsidiary undertakings and holding companies and the subsidiaries and subsidiary undertakings of any holding company.

Group Undertaking. “Group Undertaking” has the meaning ascribed to that term in Section 259 of the Act.

Hearing Date.  “Hearing Date” means the date of the hearing by the Court of the petition to sanction the Scheme on which the Court Order is granted.

Inducement Fee.  “Inducement Fee” means one percent of the value of the entire fully diluted share capital of Offeree at the offer price as at the date of this Agreement, (“fully diluted share capital” being construed in accordance with the Panel’s Practice Statement No. 15 issued on November 9, 2005, or as may be clarified further by the Panel from time to time after the date of this Agreement).

Inducement Fee Payment Event.  “Inducement Fee Payment Event” has the meaning ascribed to that term in Clause 11.2.

Irrevocable Undertakings.  “Irrevocable Undertakings” means written undertakings substantially in the form attached hereto as Schedule 4.

Legal Proceeding.  “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel).

Legal Requirement.  “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation (including, without limitation, the Code), ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or court of law with competent jurisdiction.

Listing Rules.  “Listing Rules” means the listing rules issued by the UK Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000.

London Stock Exchange.  “London Stock Exchange” means London Stock Exchange plc.

Long-stop Date.  “Long-stop Date” means the date that is 15 calendar months from the date of this Agreement, as extended by mutual written agreement of the Parties.

Meetings.  “Meetings” means the Court Meeting and the Extraordinary General Meeting.

New Offeree Shares.  “New Offeree Shares” means the ordinary shares of 10p each in the capital of Offeree to be issued fully paid to Offeror (or as it may direct) pursuant to the Scheme.

Non-Disclosure Agreement.  “Non-Disclosure Agreement” means the Non-Disclosure Agreement entered into between Offeror and Offeree dated January 19, 2007 as amended by a Deed of Amendment dated March 1, 2007.

Non-Solicitation and Standstill Agreement.  “Non-Solicitation and Standstill Agreement” means the Non-Solicitation and Standstill Agreement entered into between Offeror and Offeree dated February 27, 2007.

Offer Document.  “Offer Document” means the document to be dispatched to (amongst others) the Offeree Shareholders pursuant to which a Takeover Offer would be made.

Offeree Group.  “Offeree Group” means Offeree and its subsidiary undertakings.

Offeree Scheme Shareholders.   “Offeree Scheme Shareholders” means holders of Offeree Scheme Shares.

Offeree Scheme Shares.  “Offeree Scheme Shares” means the Offeree Shares in issue at the Record Date, excluding any Offeree Shares held by Offeror at the Record Date and excluding any Treasury Shares held by Offeree.

Offeree Shareholders. “Offeree Shareholders” means the holders of Offeree Shares.

Offeree Shares.  “Offeree Shares” means ordinary shares of 10 pence each in the share capital of Offeree.

Offeror Group.  “Offeror Group” means Offeror and its subsidiary undertakings.

Offeror Stock.  “Offeror Stock” means shares of common stock, $0.01 par value  per share, of Offeror.

Official List.  “Official List” means the Official List of the London Stock Exchange.

OFT.  “OFT” means the UK Office of Fair Trading.

Panel.  “Panel” means the UK Panel on Takeovers and Mergers.

Parties.  “Parties” means Offeror, Offeree and BidCo and “Party” shall mean any one of them as the context so requires.

Person.  “Person” means an individual, entity or Governmental Entity.

Personnel.  “Personnel” means in relation to any Person, its Board, members of their immediate families, related trusts and persons connected with them.

Pre-Closing Period.  “Pre-Closing Period” has the meaning ascribed to that term in Clause 8.1.

Pre-Condition Date.  “Pre-Condition Date” means the date that is 11 calendar months from the date of this Agreement, as extended by mutual written agreement of the Parties.

Pre-Conditions.  “Pre-Conditions” means the Pre-Conditions to the Transaction set out in Paragraph A of Appendix I to the Announcement.

Record Date.  “Record Date” means 6.00 pm (London time) on the Business Day immediately preceding the Effective Time (or such other time as may be the record date specified in the Scheme).

Registrar.  “Registrar” means the Registrar of Companies for England and Wales.

Regulatory Law.  “Regulatory Law” means the Sherman Act, as amended, Council Regulation No. 139/2004 of the European Community, as amended, the Enterprise Act 2002 (as amended), the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment; or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

Representatives.  “Representatives” means in relation to each Party, the directors, employees, consultants of, and any individuals seconded to work for, such Party (including persons who, at the relevant time, occupied such position).

Resolutions. “Resolutions” means the resolution to be proposed at the Court Meeting and the resolutions to be proposed at the Extraordinary General Meeting to, inter alia, amend the articles of association of Offeree.

Scheme. “Scheme” means the proposed scheme of arrangement under Section 425 of the Act between BidCo and the holders of the Offeree Scheme Shares to be contained in the Circular, including, where the context so requires, any subsequent revision, variation, extension or renewal of such scheme envisaged or permitted by this Agreement and, where applicable, as modified or varied or with any condition or matter approved by the Court.

Takeover Offer.  “Takeover Offer” means a contractual takeover offer under the Code for the entire issued and to be issued share capital of Offeree to be made by BidCo should Offeror so elect in accordance with the terms of this Agreement, including, where the context so requires, any subsequent revision, variation, extension or renewal of any such takeover offer.

Tax.  “Tax” means with respect to any person, (a) all taxes, U.S. or non-U.S., including without limitation any income (net, gross or other, including recapture of any tax items such as investment tax credits), alternative or add-on minimum tax, gross income, gross receipts, gains, sales, use, leasing, lease, user, ad valorem, transfer, recording, franchise, profits, property (real or personal, tangible or intangible), fuel, license, withholding on amounts paid to or by such Person, payroll, employment, unemployment, social security, excise, severance, stamp, occupation, premium, environmental or windfall profit tax, custom, duty, value added or other tax, or other like assessment or charge of any kind whatsoever, together with any interest, levies, assessments, charges, penalties, additions to tax or additional amounts imposed by any Taxing Authority, (b) any joint or several liability of such Person with any other Person for the payment of any amounts of the types described in (a) of this definition, and (c) any liability of such Person for the payment of any amounts of the type described in (a) as a result of any express or implied obligation to indemnify any other Person.

Tax Return(s).  “Tax Return(s)” means all returns, consolidated or otherwise, report or statement (including without limitation informational returns), required to be filed with any Taxing Authority.

Taxing Authority.  “Taxing Authority” means any authority of competent jurisdiction responsible for the imposition of any Tax.

Third Party Offer.  “Third Party Offer” has the meaning ascribed to that term in Clause 11.2(a).

Third Party Proposal.  “Third Party Proposal” means any proposal of any person, other than Offeror or BidCo (or any person acting in concert with Offeror or BidCo in accordance with the Code) to offer to acquire, or that they are considering acquiring, the whole or any material part of the issued share capital of Offeree or to acquire or offer to acquire (other than in the ordinary course of business of Offeree or any Group Undertaking of Offeree) any material part of the assets of Offeree or of any Group Undertaking of Offeree.

Timetable.  “Timetable” means the indicative timetable for the Transaction set forth in Schedule 3, subject to any amendments required by the Court and any amendments necessary suggested in writing by UK counsel instructed by Offeree pursuant to Clause 5.1(a) of this Agreement.

Transaction.  “Transaction” means the proposed acquisition of Offeree by BidCo pursuant to the Scheme, or should Offeror so elect in accordance with the terms of this Agreement, by means of an Offer.

Treasury Shares.  “Treasury Shares” means shares held as treasury shares as defined in section 162A(3) of the Act.

UK or United Kingdom.  “UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

UK Listing Authority.  “UK Listing Authority” means the Financial Services Authority as the competent authority under Part VI of the Financial Services and Markets Act 2000.

US or United States.  “US” or “United States” means the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia, and all other areas subject to its jurisdiction.

1.2          General

Any reference in this Agreement to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement;

Any reference in this Agreement to a statutory provision shall include such provision as from time to time modified or re-enacted or consolidated whether before or after the date of this Agreement so far as such modification, re-enactment or consolidation applies or is capable of applying to any transactions entered into under this Agreement prior to the Effective Time and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision (as from time to time modified, re-enacted or consolidated) which such provision has directly or indirectly replaced except to the extent that any statutory provision made or enacted after the date of this Agreement would create or increase a liability of any party under this Agreement.

The words holding company, subsidiary and subsidiary undertaking shall have the same meanings in this Agreement as their respective definitions in the Act.

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

References to this Agreement shall include the Schedules to it and references to Clauses are to clauses of this Agreement and references to Schedules mean the schedules to this Agreement unless otherwise stated.

References in this Agreement to “$”, “cents” or “US dollars” shall be deemed to be references to the lawful currency of the US, and references to “£”, “pence” or “pounds sterling” shall be deemed to be references to the lawful currency of the United Kingdom.

SECTION 2.                            Announcements

2.1          The Parties shall procure the release of the Announcement at or before 11.59 pm (London time) on 26 April 2007 or such other time and date as may be agreed by the Parties.

2.2          Subject to Clause 2.3, and unless the recommendation of the Board of Offeree has not been given, or has been withdrawn, modified or qualified, no announcement (other than the Announcement) in relation to the Transaction shall be made by Offeree without the prior written consent of Offeror, such approval not to be unreasonably withheld or delayed.

2.3          Offeree may make such Announcements as are required by:

(a)           any Legal Requirement; or

(b)           the listing rules or regulations of any stock exchange on which the shares of Offeree are quoted or listed; or

(c)           any Governmental Entity of any relevant jurisdiction,

in which case Offeree shall take all such steps as may be reasonable and practicable in the circumstances to consult with Offeror on the proposed form and timing of such Announcement.

SECTION 3.                            The Transaction

3.1          The Parties agree that, subject to Clause 5.2, the Transaction shall be effected by the Scheme.

3.2          The Scheme shall, subject to the terms of this Agreement and the Code, be on the terms described in the Announcement and as to be contained in the Circular, and, so far as reasonably practicable shall be conducted in accordance with the Timetable, and shall provide for the acquisition of Offeree by BidCo.  Offeror and BidCo reserve the right to make any such changes to the Timetable, at any time, as are (after consultation with Offeree) necessary for implementation of the Transaction but so that the Effective Time shall be no later than the Long-stop Date, unless otherwise agreed by Offeror and Offeree.

3.3          Upon entry into this Agreement, the Non-Solicitation and Standstill Agreement shall terminate, in its entirety, with immediate effect.  Such termination shall be without prejudice to the rights of either Party which have arisen prior to termination, including without limitation, any claim in respect of breach of the Non-Solicitation and Standstill Agreement.  Except as required by a Legal Requirement, Offeree will not seek to amend the Timetable without the consent of Offeror and BidCo (such consent not to be unreasonably withheld or delayed).

SECTION 4.                            Pre-Conditions and Conditions of the Transaction

4.1          The Parties agree that, subject to the Code and any requirements of the Panel, the Transaction is conditional upon the Scheme or Takeover Offer (as the case may be) becoming effective in accordance with its terms and conditions by the Long-stop Date.

4.2          The Parties agree that the Circular shall only be posted by Offeree to Offeree Shareholders if the Pre-Conditions contained in Paragraph A of Appendix I of the Announcement have been satisfied (or waived if permitted by the terms thereof) at or prior to 8.00 am (London time) on the Pre-Condition Date.

4.3          The Parties agree that the Scheme shall be conditional upon the satisfaction (or waiver where this is permitted by the terms thereof) of:

(a)           the Conditions contained in Paragraph C of Appendix I to the Announcement at or prior to 8.00 am (London time) on the Hearing Date; and

(b)           the Conditions contained in Paragraph B of Appendix I to the Announcement by the Long-stop Date.

4.4          Offeree agrees that it shall only file the relevant Court Order(s) with the Registrar if BidCo notifies Offeree that all the Pre-Conditions and Conditions are satisfied or, where permissible, waived.

4.5          Each of the Parties shall (and shall procure that its subsidiaries and their respective directors and employees shall) use all reasonable endeavours to procure the satisfaction of the Pre-Conditions and Conditions and the implementation of the Transaction as soon as reasonably practicable following the date of the Announcement, and shall use all reasonable endeavours to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any governmental antitrust authority or any other Person so as to enable the Parties hereto to close the Transaction contemplated hereby as promptly as practicable, and, in any event, no later than the Long-stop Date, including the defense of any governmental litigation or regulatory proceedings that would have the effect of materially delaying or preventing the consummation of the Transaction by no later than the Long-stop Date and/or commencement and pursuit of litigation seeking to prevent the entry of, or seeking to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or seeking to avoid a reference of the Transaction by the OFT to the UK Competition Commission (provided however, the Parties shall defend the proceedings before the OFT in order to avoid a reference to the UK Competition Commission but shall not be obliged to commence litigation against the OFT challenging its decision to refer the Transaction) or, in the event of such reference to the UK Competition Commission being made, to avoid the UK Competition Commission prohibiting the Transaction outright, which would otherwise have the effect of materially delaying or preventing the consummation of the Transaction by no later than the Long-stop Date.  The Parties shall not be obliged to defend any governmental litigation or regulatory proceedings and/or commence and pursue any litigation contemplated under this Clause 4.5 after (i) the Pre-Condition Date, or (ii) if later, where a Pre-Condition has been reintroduced as a Condition and the Takeover Offer is in fact made or the Scheme Circular is posted, the time the Transaction lapses or is withdrawn.  Notwithstanding the foregoing, any and all obligations of Offeror are without prejudice to the Offeror’s right, in its sole and absolute discretion, to refuse to give or agree to undertakings, assurances, amendments, divestitures or conditions (or similar) regardless of whether any such undertaking, assurances, amendments, divestitures or conditions may be likely to permit the Transaction to be implemented, or implemented earlier than would otherwise be the case, and to implement the Transaction substantially in the form contemplated by the Announcement; provided, however, that Offeror agrees that it would not refuse to divest or license a product line of Offeree only that has generated revenue of United States dollars of $2,000,000 or less during the last fiscal year of Offeree and is not reasonably expected to generate $2,000,000 or more in annual revenue during Offeree’s current fiscal year or in subsequent fiscal years.

4.6   Without limiting the generality of Clause 4.5 above, but similarly subject to the same restriction that any and all obligations are without prejudice to the Offeror’s right, in its sole and absolute discretion, to refuse to give or agree to undertakings, assurances, amendments, divestitures or conditions (or similar) regardless of whether any such undertaking, assurances, amendments, divestitures or conditions may be likely to permit the Transaction to be implemented, or implemented earlier than would otherwise be the case, and to implement the Transaction substantially in the form contemplated by the Announcement, the Offeror shall use all reasonable endeavours to defend through litigation on the merits any claim asserted in court by any non-governmental individual or entity in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Transaction from becoming effective (or becoming or being declared unconditional in all respects) as promptly as practicable.  In furtherance and not in limitation of the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Regulatory Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Transaction illegal or would otherwise prohibit or materially impair or delay the consummation of the Transaction (excluding the operation of Section 78(2) Enterprise Act 2002), each Party shall cooperate with each other and use all reasonable endeavours to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. The Parties shall not be obliged to defend any litigation, action or proceeding contemplated under this Clause 4.6 after (i) the Long-stop Date or, if earlier, (ii) the time the Transaction lapses or is withdrawn.

4.7    Offeree hereby acknowledges that Offeror and BidCo consider the satisfaction of the Pre-Conditions and Conditions to be of material significance to Offeror and BidCo in the context of the Transaction.  Against this background, each Party undertakes (except where otherwise prohibited by a Legal Requirement from so doing) to keep the other Parties reasonably informed on a timely basis as to progress towards, and all material developments in relation to, satisfaction of the Pre-Conditions and Conditions.  To this end and subject to any Legal Requirement to the contrary:

(a)           each Party undertakes to use all reasonable endeavours to file, as soon as reasonably practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Entity (including any foreign antitrust authority or court) with respect to the Scheme or, as the case may be, the Takeover Offer and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Entity (including any foreign antitrust authority or court).  Without limiting the generality of the foregoing, each of the Parties shall prepare and file the notifications required under the HSR Act within five Business Days after the date of this Agreement and shall promptly prepare and file any necessary filings under applicable foreign antitrust laws or regulations required to be filed by such Party in connection with the Scheme or, as the case may be, the Takeover Offer;

(b)   Offeror and/or BidCo undertake to use all reasonable endeavours to submit, as soon as reasonably practicable after the date of this Agreement, to the OFT a complete filing with respect to the Scheme or, as the case may be, the Takeover Offer and the other transactions contemplated by this Agreement for the purposes of initiating a review by the OFT of the Transaction under Part 3 of the Enterprise Act 2002;

(c)   Offeror and/or BidCo undertake to respond as promptly as  reasonably practicable to (i) any inquiries or requests received from the United States Federal Trade Commission, the United States Department of Justice, the OFT, the UK Competition Commission or any other Governmental Entity for additional information or documentation including, without limitation, a second request from the United States Federal Trade Commission and/or the United States Department of Justice, and (ii) any inquiries or requests received from any state attorney general, court, foreign antitrust authority or other Governmental Entity in connection with antitrust, competition or related matters;

(d)           Offeror and/or BidCo undertake to give Offeree prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity (including any foreign antitrust authority or court) with respect to the Scheme or any of the other transactions contemplated by this Agreement, keep Offeree informed as to the status of any such Legal Proceeding or threat, and promptly inform Offeree of any written or oral communication to or from the United States Federal Trade Commission, the United States Department of Justice, the OFT (including any written or oral indication from the OFT that it is likely to refer the Transaction to the UK Competition Commission unless Offeror or BidCo propose suitable undertakings in lieu), the UK Competition Commission or any other Governmental Entity (including any foreign antitrust authority or court) regarding the Scheme.  To the extent Offeree becomes aware of the commencement or threat of any such Legal Proceedings or has any communications with any such Governmental Entity, it undertakes to notify/inform the Offeror and BidCo in accordance with this Clause 4.7(d);

(e)           each Party undertakes to, except as may be prohibited by any Governmental Entity (including any foreign antitrust authority or court) or by any Legal Requirement, (a) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion, submission, response to request for information or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade law and (b) promptly provide the other with such assistance and information as may be  reasonably required by the other for the purposes of, or in connection with, the preparation of any merger control notifications and/or the obtaining of merger control clearances;

(f)            each Party undertakes to use all reasonable endeavours in connection with any such Legal Proceeding to permit authorized representatives of the other Parties to: (i) be present at each meeting or conference call relating to any such Legal Proceeding and to notify the other Parties sufficiently in advance of any proposed meeting/conference call; and (ii) to have advance access to, and be consulted in connection with, any document, opinion, submission, response to or request for information or proposal to be made or submitted to any Governmental Entity (including any foreign antitrust authority or court) in connection with any such Legal

Proceeding (subject to each Party imposing reasonable conditions and restrictions on the disclosure, use or circulation under this Clause 4.7(f) or otherwise of trade secrets and other highly confidential materials or information as may be appropriate under the circumstances, including in order to preserve any legal professional privilege (or non-English law equivalent) attaching to such materials or information) and provided that nothing in this paragraph (f) shall obligate a Party to permit anyone to be present at meetings or conferences involving solely, or to have access to or be consulted in connection with communications solely between, employees, agents, consultants, or representatives of that Party.  In addition, each Party undertakes to consider in good faith each other Parties’ reasonable comments in any such documents, filings, submissions, responses to information requests, opinions or proposals.  Except as explicitly set forth in Clause 4.5, nothing in this Clause 4.7(f) or otherwise shall, however, be deemed to impose any obligation on Offeror and/or BidCo to contest, other than at its sole and absolute discretion, any administrative, judicial or legislative action, including any proceeding by a private party, challenging any transaction contemplated by this Agreement as in violation of any Regulatory Law; and

(g)           coordinate with the other Parties for the purpose of obtaining any such Tax clearances the Parties may reasonably require be obtained in connection with the Scheme or, as the case may be, the Takeover Offer including, without limitation, in the case of the Scheme, confirmation from the Stamp Office that the Court Order(s) will be treated as duly stamped.

SECTION 5.                            Implementation and Documentation

5.1          If the Transaction is carried out by way of Scheme:

(a)           Offeree shall consult with and obtain BidCo’s approval (not to be unreasonably withheld or delayed) prior to appointing counsel for the purposes of the Scheme (including the Court Hearing(s));

(b)           each of the directors of the Board of Offeree shall recommend that the Offeree Shareholders vote in favor of the Scheme, except that a director may withdraw, adversely modify or amend such recommendation if prior to the completion of the Transaction, the Board of Offeree determines in good faith, after consultation with, and based upon the advice of, its outside legal advisers, at a meeting of the Board of Offeree, that the failure to withdraw, modify or amend such recommendation would be reasonably likely to be in breach of the fiduciary duties of the directors of the Board of Offeree or their duties under the Code;

(c)           except as required by a Legal Requirement and subject to Clause 5.1(b), the Offeree shall not seek to amend the Scheme or the Resolutions in the form set out in the Circular after dispatch of the Circular without the prior written consent of BidCo (such consent not to be unreasonably withheld or delayed);

(d)           BidCo will undertake to the Court to be bound by the terms of the Scheme insofar as it relates to BidCo, including as to the discharge of the Consideration due to the Offeree Shareholders under the Scheme;

(e)           except as otherwise agreed with BidCo in writing, and with the reasonable assistance and co-operation of BidCo, Offeree shall take or cause to be taken all such steps as are reasonably necessary to implement the Scheme in accordance with the Timetable and, in particular, but without limitation:

(i)            Offeree shall use its reasonable endeavours to cause the Circular to be mailed to the Offeree Shareholders as promptly as reasonably practicable after satisfaction of the Pre-Conditions and in any event within 28 days of the satisfaction of such Pre-Conditions, but provided that Offeror provides Offeree with reasonable assistance to allow  Offeree to comply with such obligations and provided that Offeror notifies promptly the Board of Offeree when such Pre-Conditions have been satisfied;

(ii)           Offeree will, by no later than 14 days from the date that the Pre-Conditions are satisfied or waived, issue a claim form in order to seek the Court’s permission to convene the Court Meeting and file such documents as may be necessary in connection therewith; and

(iii)         upon:

(1)           the necessary documents being settled with the Court; and

(2)           the Court making the order necessary for the purpose of convening the Court Meeting,

Offeree shall promptly, in accordance with an order being made by the Court in accordance with Clause 5.1(e)(iii)(2) above and, in any event within four days from such Court order, publish the requisite documents, including the Circular, and thereafter in a timely manner publish and/or post such other documents and information as the Court or any other Governmental Entity may approve or require from time to time in connection with the proper implementation of the Scheme according to the Timetable, provided that Offeror provides Offeree with reasonable assistance;

(iv)          Offeree will convene the Extraordinary General Meeting to be held immediately following the Court Meeting to consider and, if thought fit, approve the Resolutions;

(v)            at the request of BidCo, and subject to not being in breach of any Legal Requirement, Offeree will take all necessary actions to seek to adjourn the Court Meeting and Extraordinary General Meeting to such time and date as BidCo may require (provided that the Effective Date shall be no later than the Long-stop Date) provided that such adjournment is reasonably considered necessary to implement the Scheme;

(vi)          following the Court Meeting and the Extraordinary General Meeting, and assuming the Resolutions to be proposed at such meetings have been passed by the requisite majorities, Offeree shall, as contemplated by the Timetable but in consultation with BidCo, seek the sanction of the Court to the Scheme and the reduction of capital and take all other action necessary to make the Scheme effective;

(vii)         if the Court so requires or indicates, or if it is necessary to implement the Scheme, Offeree shall reconvene the Court Meeting and any other necessary shareholder meeting;

(viii)        as soon as practicable after the sanction of the Court of the Scheme and the associated reduction of capital at the Court Hearing(s), and in any event within one Business Day, Offeree shall cause an office copy of the relevant Court Order(s) to be filed with the Registrar and registered by him;

(ix)          Offeree will not, except to the extent required to do so on the exercise of options under the Employee Share Option Scheme, granted or made before the date of this Agreement,  allot or issue any of its shares between 6.00 pm (London time) on the Business Day before the Court Hearing of the petition to confirm the reduction of capital provided for by the Scheme under Section 137 of the Act and the time at which the Scheme becomes effective;

(x)           Offeree shall apply to the London Stock Exchange for its shares to cease trading and the FSA to remove its shares from the Official List, in each case with effect from immediately after the Effective Time; and

(xi)          Offeree agrees that the Circular shall incorporate a unanimous recommendation of the directors of the Board of Offeree to Offeree Shareholders to vote in favor of the Scheme and the Extraordinary General Meeting subject to Clause 5.1(b).

(f)            Offeror and BidCo will each procure that its directors (or such other Persons connected with them as the Panel so require) accept responsibility for all of the information in the Circular relating to Offeror and BidCo, its Group and its Personnel to the extent required under applicable Legal Requirements or the Code;

(g)           Offeree will procure that the directors of Offeree accept responsibility for all of the information in the Circular other than information for which responsibility is accepted by Offeror and BidCo under Clause 5.1(f) above to the extent required under applicable Legal Requirements or the Code;

(h)           Offeree will submit drafts of the Circular to Offeror and BidCo for review and comment reasonably in advance of the deadline for dispatching the Circular and shall discuss such comments with Offeror and BidCo for the purposes of preparing revised drafts.  Offeree agrees that the Circular, the Scheme and the Resolutions shall be in a form consistent with the Announcement and otherwise in a form reasonably satisfactory to BidCo (subject to any Legal Requirements).  Each Party undertakes to provide for the purposes of inclusion in the Circular, all such information about itself, its Group and their respective Personnel as may be required under the Code or under any other Legal Requirement for inclusion in the Circular.  Offeree agrees to coordinate the preparation and dispatch of the Circular with Offeror and BidCo and only to dispatch the Circular once the Circular is in a form which is reasonably satisfactory to Offeror, BidCo and Offeree;

(i)            upon the implementation of the Scheme, Offeror will pay the Consideration at the Effective Time; and

(j)            subject to any Legal Requirement, Offeree shall provide all reasonable assistance requested by Offeror and BidCo, in order to (i) determine the extent to which (if any) the provision of information to, and/or consultation with, employees or their representatives is required in connection with the Transaction; (ii) assist with the provision of such information and/or consultation with employees or their representatives; and/or (iii) assist with any proposals, communications and/or or integration planning in relation to, or associated with, the Transaction, provided that, all information, communications with, or announcements to employees and/or their representatives pursuant to this paragraph (j) shall first be submitted to Offeror for Offeror’s review and approval.  This obligation shall include, without limitation, the timely confirmation to Offeror and BidCo of whether any local or national level collective agreements with trade unions, works councils or any other employee representative bodies exist, and the provision to Offeror of copies of any such agreements to the extent that they may impact on Offeree’s obligations to inform and/or consult with employees and/or their representatives.  Offeree shall, if appropriate, following release of the Announcement (or earlier if required by any applicable laws or agreements), arrange and facilitate or continue discussions with its employees and/or their representatives to enable Offeree to fully comply with its obligations in this regard.

5.2          Takeover Offer

(a)           Provided the Transaction has not, prior to such time, lapsed or been withdrawn by Offeror and provided the Pre-Conditions or Conditions to the Transaction have not already become incapable of satisfaction (other than pursuant to a waiver of the same by Offeror), Offeror may elect at any time to implement the Transaction by way of a Takeover Offer, whether or not the Circular has been dispatched, provided that Offeror will consult with Offeree before making that election and provided further that the Takeover Offer is made on terms and conditions that are at least as favorable to Offeree and its shareholders as the terms and conditions of the Scheme and with an acceptance condition of ninety percent (90%) (or such lesser number as Offeror may decide) of the shares to which the Takeover Offer relates.

(b)           If Offeror elects to implement the Transaction by way of a Takeover Offer in accordance with Clause 5.2(a) all the directors of Offeree shall recommend the Takeover Offer, except that a director may withdraw, adversely modify or amend such recommendation if, prior to the completion of the Transaction, the Board of Offeree determines in good faith at a meeting of the Board of Offeree, after consultation with, and based upon the advice of, its outside legal advisers, that the failure to withdraw, modify or amend such recommendation would be reasonably likely to be in breach of the fiduciary duties of the directors of the Board of Offeree or their duties under the Code.

(c)           If the Takeover Offer is recommended by a majority of the directors of Offeree’s Board, Offeree shall (i) promptly provide all such information about Offeree, its Group and its Personnel as may be reasonably required for inclusion in the Offer Document and in all events within ten Business Days; (ii) procure that its directors accept responsibility for the information in the Offer Document relating to Offeree, its Group and its Personnel to the extent required by a Legal Requirement; and (iii) provide all such other assistance as Offeror and BidCo may reasonably require in connection with the preparation of the Offer Document, including access to, and ensuring the provision of assistance by, its management and relevant professional advisers.

5.3          General

(a)           The Parties will jointly consult with the Panel from time to time as necessary in order to keep the Panel informed, to facilitate the Transaction and where appropriate seek the consent of the Panel, as to matters relating to implementation of the Transaction, the Timetable or Transaction structure.

(b)           The Parties shall take all such steps as are reasonably necessary to implement any revised or amended Transaction which is recommended by the Board of Offeree.

(c)           In consideration of each of the Parties agreeing with each other to the release of the Announcement, each of the Parties respectively agree to convene such meetings of their respective Boards as may be necessary to enable the Transaction to be implemented on the terms of this Agreement.

SECTION 6.                            Share Schemes

The Parties agree that subject (where applicable) to the requirements of HM Revenue & Customs in the UK and the Panel (where applicable), each option and award over Offeree Shares granted prior to the Record Date under the terms of the Employee Share Schemes shall (if the Scheme is sanctioned) be dealt with in accordance with the proposals to be made to participants in the Employee Share Schemes that comply with Rule 15 of the Code, in accordance with the terms set forth in Schedule 1.

SECTION 7.                            Warranties

7.1          Offeree hereby makes the warranties contained in Schedule 2.

7.2          Offeror and BidCo hereby make the warranties contained in Schedule 2.

SECTION 8.                            Offeree Undertakings

8.1          Except as otherwise contemplated by this Agreement or with Offeror’s written consent, such consent not to be unreasonably withheld or delayed, between the date of this Agreement and the Effective Time (or, if a Takeover Offer is made, the date on which the Takeover Offer becomes unconditional in all respects) (the “Pre-Closing Period”), Offeree shall:

(a)           operate the Offeree Group businesses in the ordinary course of business consistent with past practice (with past practice being defined for purposes of Clause 8 as the practices of Offeree during the 18 months preceding the date of this Agreement), in compliance with all applicable Legal Requirements and the requirements of all material contracts and shall use its reasonable efforts to preserve the goodwill of its officers, employees, suppliers, creditors, licensors, licensees, customers and others having business relations with the Offeree Group, in each case such that the Conditions are satisfied and not frustrated; and

(b)           notify the Offeror of any matter which the Offeree, in its reasonable opinion, believes is a material adverse change in the business, assets, profits, financial condition or prospects of any member of the Offeree Group.

8.2          In addition, and without prejudice to the generality of Clause 8.1 above, during the Pre-Closing Period and subject to Panel approval, Offeree shall not and shall not permit any  member of the Offeree Group, in each case without the prior written consent of Offeror, such consent not to be unreasonably withheld or delayed, to take any of the following actions:

(a)           declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital, or repurchase, redeem or otherwise reacquire any share capital or other securities;

(b)           issue, grant or commit to issue or grant: (i) any share capital or other securities; (ii) any option, call, warrant or right to acquire any share capital or other securities; or (iii) any instrument convertible into or exchangeable for any share capital or other securities, except that Offeree may: (A) issue Offeree Shares upon the valid exercise of previously granted share options under the Employee Share Option Scheme in the ordinary course of business and consistent with past practices and (B) grant share options under the Employee Share Option Scheme to any new employee hired after the date hereof (subject to compliance with paragraph (j) below, as applicable) commensurate with the seniority and experience of such new employee and in accordance with the matrix attached hereto as Schedule 5, provided that, the maximum number of Offeree Shares over which such options may be granted under this sub-paragraph (B) shall not exceed 500,000 in the aggregate;

(c)   except as required to effect the transactions contemplated by this Agreement, amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) any of the Employee Share Schemes; (B) any agreement evidencing or relating to any outstanding share option or warrant; (C) any restricted share purchase agreement; or (D) any other contract evidencing or relating to any equity award (whether payable in cash or shares) provided that, this paragraph (c) shall not prohibit the acceleration of vesting under the Employee Share Schemes or contracts of employment with senior executives of Offeree in effect prior to the date hereof in accordance with the written terms thereof;

(d)           effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, division or subdivision of shares, consolidation of shares or similar transaction;

(e)           form any subsidiary. representative office or branch office or acquire any equity interest or other interest in any other entity;

(f)            make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed £100,000 individually; and (C) when added to all other capital expenditures made by or on behalf of the Offeree Group since the date of this Agreement, does not exceed £250,000 per calendar month in the aggregate);

(g)           sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for rights or other assets that are not material individually or in the aggregate) leased, licensed or disposed of by the Offeree Group in the ordinary course of business and consistent with past practices;

(h)           lend money to any person, or incur or guarantee any indebtedness (except that Offeree and members of the Offeree Group may make routine borrowings in the ordinary course of business and in accordance with past practices under its current multi currency revolving advance facility of £10 million with Royal Bank of Scotland plc or any renewal of such facility);

(i)            establish, adopt, enter into or amend any share option scheme or employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in shares, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Offeree Group: (A) may grant routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Offeree Group’s customary employee review process; (B) may, in June 2007, grant salary increases of 5 per cent. to officer employees being employees holding the office of senior vice president and above; and (C) may make customary bonus payments and profit sharing payments consistent with past practices and in accordance with existing bonus and profit sharing plans);

(j)            hire any employee with an annual base salary in excess of £100,000 or, except in the ordinary course of business, terminate the employment of any employee with an annual base salary in excess of £100,000;

(k)           make any material Tax election;

(l)            commence or settle any Legal Proceeding other than minor employee disputes where the amount claimed and/or Offeree’s reasonable estimate of settlement costs and/or damages is not more than £20,000;

(m)          make any substantial change in the nature or organization of its business, or discontinue or cease to operate all or a material part of its business;

(n)           enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(o)           agree or commit to take any of the actions described in Clauses “a” through “n” of this Clause 8.2.

8.3          Clause 8.2 shall not operate so as to restrict or prevent:

(a)           the completion or performance of any obligations undertaken pursuant to any contract or arrangement entered into prior to the date of this Agreement (provided that details of the same have been fairly disclosed to Offeror and BidCo prior to the date of this Agreement); or

(b)           any matter contemplated by this Agreement.

8.4          Nothing contained in this Agreement, including Clause 8.2, shall give to Offeror, directly or indirectly, rights to control or direct Offeree or the Offeree Group’s operations prior to the Effective Time.  Prior to the Effective Time, the Offeree Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

8.5          Subject to the Non-Disclosure Agreement and any Legal Requirement:

(a)   From the time at which the Pre-Conditions and Conditions relating to anti-trust/competition have all been satisfied or waived, Offeree shall, and shall cause the respective representatives of the Offeree Group to: (i) provide Offeror and Offeror’s representatives with reasonable access to the Offeree Group’s representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Offeree Group; (ii) provide Offeror and Offeror’s representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Offeree Group, and with such additional financial, operating and other data and information regarding the Offeree Group, as Offeror may reasonably request; and (iii) provide reasonable access, information and assistance to Ernst & Young (or such other auditors as are appointed by Offeror, at its sole expense) (the “Offeror’s Auditors”) in relation to the preparation by the Offeror’s Auditors (at the Offeror’s sole expense) of accounts for the consolidated Offeree Group for the previous three financial years in accordance with US GAAP; and

(b)   During the Pre-Closing Period, Offeree will, in addition, make available to Offeror and its representatives, for a meeting at least once each calendar month at a location, time and date to be agreed between the Parties on reasonable notice (or failing which agreement, at the Offeree’s offices in Scotts Valley, U.S.A. at 11 am (Pacific Standard Time) on the first Business Day of each month up until the Long-stop Date), certain senior financial personnel of Offeree in order that the Parties can have a reasonable opportunity to discuss in good faith the financial and operational position of the Offeree Group and any changes in such position since the Announcement, subject to the content of such discussions not being reasonably likely to prejudice the ability of the Parties to consummate the Transaction (or to consummate the Transaction without further additional conditions being required by any Governmental Entity) for reasons relating to anti-trust/competition.

In relation to the provision of information or access under this Clause 8.5, Offeree may impose reasonable conditions and restrictions on the disclosure of trade secrets and other highly confidential materials as is appropriate in the circumstances and may restrict access to materials if, in Offeree’s reasonable opinion, disclosure of the same would have a material detrimental effect on Offeree’s business.

SECTION 9.                            Non-Solicitation

9.1          Offeree hereby warrants at the date of this Agreement to Offeror and to BidCo that:

(a)           neither Offeree, nor any Connected Person is currently negotiating, or continuing any discussions or proposing to negotiate or enter into discussions in relation to any Third Party Proposal;

(b)           to the extent that Offeree, or any Connected Persons, have been negotiating or continuing discussions with any person other than Offeror or BidCo (or any person acting in concert with Offeror or BidCo in accordance with the Code) in relation to a Third Party Proposal, those negotiations or discussions have been terminated and Offeree has no reason to believe that any such negotiations or discussions will recommence; and

(c)           since December 7, 2006, being the date on which it was announced that a preliminary approach had been made to Offeree, neither Offeree nor any Connected Person has provided information in respect of, or relating to, the Transaction or any Third Party Proposal to any person other than Offeror or BidCo (or any person acting in concert with Offeror or BidCo in accordance with the Code).

9.2          Subject to the release of the Announcement in accordance with Clause 2.1 and subject to the Transaction not already having lapsed or been withdrawn or the Pre-Conditions or Conditions to the Transaction not being incapable of being satisfied (unless waived) in accordance with such Announcement, and without prejudice to any obligation to provide information under Rule 20.2 of the Code, Offeree hereby undertakes to Offeror and BidCo that:

(a)           in the period from the date of this Agreement to the Effective Time (or, if a Takeover Offer is made, the date on which the Takeover Offer becomes or is declared unconditional in all respects) (the “Exclusivity Period”) it shall not, and it shall procure that no Connected Person shall solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Third Party Proposal.  Offeree hereby undertakes to Offeror and BidCo that during the Exclusivity Period, it shall not negotiate with any person with respect to a potential Third Party Proposal unless the Board determines, in good faith, after consultation with, and upon the advice of external legal advisers, that the failure to negotiate with such third party would be in breach of the fiduciary duties of the directors of the Board of Offeree or their duties under the Code and Offeree shall promptly inform Offeror that it is engaging in such negotiations; and

(b)           that, during the Exclusivity Period it shall, as soon as reasonably practicable (and in no event later than 24 hours after Offeree or any Connected Party becomes aware of any such proposal or request for information), notify Offeror and BidCo that it or any Connected Person has received or has become aware of any unsolicited Third Party Proposal or request for information under Rule 20.2 of the Code, and will disclose to Offeror and BidCo any price or price range or the total amount of consideration specified in such Third Party Proposal, or the commencement of any negotiations with respect to an unsolicited Third Party Proposal.  Offeree shall not provide any information to such person unless Offeree and such person enters into a non-disclosure agreement that is on substantially similar terms to the Non-Disclosure Agreement.

SECTION 10.                     Non-Solicitation of Employees

During the Pre-Closing Period and, if the Transaction does not become effective or, if made by a Takeover Offer in accordance with Clause 5.2 above, does not become or is not declared unconditional in all respects, for a period of 6 months after the Transaction has lapsed or is otherwise withdrawn, neither Offeror nor Offeree shall, and Offeror and Offeree shall use all reasonable endeavours to procure that their Connected Persons do not, solicit or endeavour to entice away any person who is at any time during the negotiations relating to the Transaction and up to the Effective Time (or, of a Takeover Offer is made, on the date the Takeover Offer becomes unconditional in all respects) employed by either Offeror or Offeree or by one of either Offeror’s or Offeree’s Group Undertakings and with whom the other Party has come into contact as a result of negotiations relating to the Transaction or is an employee at the senior vice president level (or equivalent) or above, whether or not that person would commit any breach of his or her contract of service in leaving such Party’s employment.  For the avoidance of doubt, the restrictions in this Clause 10 shall not prohibit Offeror or Offeree from engaging in discussions regarding the hiring or employment of any person or from hiring or employing any person if such discussions, hiring or employment are the result of either the response of such person to the placement of any general advertisement for recruitment purposes or such person contacting such Party on his or her own initiative without any direct or indirect solicitation by such Party.

SECTION 11.                     Inducement Fee

11.1                        As an inducement for Offeror agreeing to the release of the Announcement and for committing resources towards implementation of the Transaction, Offeree undertakes that on the occurrence of an Inducement Fee Payment Event (as defined below), Offeree shall pay to Offeror the Inducement Fee.

11.2                        An Inducement Fee Payment Event shall be if:

(a)           Offeror makes an Announcement in accordance with Rule 2.5 of the Code, which is recommended by the Board of Offeree, and prior to the Scheme or, as the case may be, Takeover Offer lapsing or being withdrawn, a third party makes an announcement under Rule 2.5 of the Code of an offer (whether by scheme of arrangement or takeover offer) for the whole or any material part of the issued and to be issued share capital of the Offeree, whether or not subject to any pre-condition (“Third Party Offer”), (which term shall include any extended or revised Third Party Offer), which shall include any other proposed takeover or merger transaction however effected between or in relation to Offeree or any member of the Offeree Group, and any person (other than Offeror or BidCo or any person acting in concert with Offeror or BidCo in accordance with the Code) and the Transaction does not become effective or, if implemented by way of Takeover Offer, does not become or is not declared unconditional in all respects; or

(b)           Offeror makes an Announcement in accordance with Rule 2.5 of the Code, which is recommended by the Board of Offeree, and

(i)            if the Transaction is to be implemented by way of Takeover Offer, one or more of the Board of Offeree subsequently withdraw or adversely modify their favorable recommendation of the Takeover Offer; and

(ii)           the Takeover Offer does not become or is not declared unconditional in all respects; or

(c)           Offeror makes an Announcement in accordance with Rule 2.5 of the Code which is recommended by the Board of Offeree and the Transaction is to be implemented by way of Scheme, and the Board of Offeree fails to take all steps reasonably appropriate and necessary to implement the Transaction.

11.3                        Offeree shall pay the Inducement Fee to Offeror within ten Business Days of the occurrence of the Inducement Fee Payment Event together with interest at the rate of 3 per cent per annum above the base rate at the relevant time of Barclays Bank Plc calculated on a daily basis from the date that the Inducement Fee Payment Event occurs to the date that Offeree actually makes payment to Offeror.

11.4                        Offeror intends, and shall use reasonable endeavours to secure, that the Inducement Fee is not treated for VAT purposes as consideration for a taxable supply. If, however, the Inducement Fee is treated for VAT purposes in whole or part as consideration for a taxable supply by any tax authority in respect of which Offeror (or the representative member of the group of which Offeror is a member) is liable to account for VAT, then Offeror shall issue a valid invoice to Offeree in respect of that supply and Offeree shall (or shall procure that the representative member of the VAT group of which Offeree is a member shall) use its reasonable endeavours to obtain any available refund or credit in respect of such VAT.  If and to the extent that such VAT is recoverable (whether by way of credit or refund) by Offeree (or the representative member of the group of which Offeree is a member) the amount of the Inducement Fee (inclusive of amounts in respect of VAT) shall be recoverable (whether by way of credit or refund) by Offeree (or the representative member of the group of which Offeree is a member) and, in satisfaction thereof, a sum equal to any amount so recovered shall be paid to Offeror within five Business Days of making that recovery (whether by way of credit or refund).

11.5                        Any sums payable under this Agreement shall be paid in full without deduction or withholding and without regard to any lien, right of set-off, counterclaim or otherwise.

11.6                        Nothing in this Agreement shall oblige Offeree to pay any amount (including, but not limited to, damages) which the Panel determines would not be permitted by Rule 21.2 of the Code.

11.7                        Termination of Obligations

(a)           The Inducement Fee shall cease to be payable and all obligations under this Clause 11 will terminate if:

(i)            Offeror fails to make the Announcement in accordance with Rule 2.5 of the Code in accordance with Clause 2.1;

(ii)           Offeror makes the Announcement in accordance with Rule 2.5 of the Code and the Scheme subsequently becomes effective or, should Offeror elect to implement the Transaction by way of Takeover Offer, such Takeover Offer subsequently becomes or is declared unconditional in all respects; or

(iii)         the Pre-Conditions or Conditions to the Transaction become incapable of being satisfied (unless waived) due to the failure to obtain the requisite anti-trust or competition law clearances (except where such failure is due to Offeree’s failure to take all steps reasonably appropriate and necessary to obtain such clearances).

SECTION 12.                     Assignment

This Agreement is personal to the parties to it and may not be assigned in whole or in part without consent of the other Party except that either Offeror or BidCo can assign this Agreement to an affiliate of Offeror without the consent of Offeree.

SECTION 13.                     Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

SECTION 14.                     Time of the Essence

Any time, date or period referred to in any provision of this Agreement may be extended by mutual agreement between the Parties but as regards any time, date or period originally fixed or any time, date or period so extended time shall be of the essence.

SECTION 15.                     Costs

Save as provided in this Agreement, each Party shall bear all financial, legal, accountancy and other costs and expenses incurred by it in connection with this Agreement and the implementation of the Scheme and the Transaction.

SECTION 16.                     Termination

16.1                        Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall, subject to Clause 16.4, cease immediately as follows:

(a)           upon the mutual written consent of each of the Parties; or

(b)           if the Transaction shall not have become effective by the Long-stop Date, or, if Offeror elects to proceed by way of a Takeover Offer, such Takeover Offer shall not have become or shall not have been declared unconditional in all respects, in either case, on or before the Long-stop Date or lapses in accordance with its terms or is not made; or

(c)   if the Announcement is not released promptly following the signing of this Agreement; or

(d)   if the Pre-Conditions are not satisfied or, if applicable, waived in accordance with their terms by the Pre-Condition Date; or

(e)   if Offeror notifies Offeree in writing that, notwithstanding that it has the right to waive the relevant Pre-Condition or Condition, it will not do so; or

(f)    the Inducement Fee is paid or is payable under Clause 11; or

(g)   upon a vote at a duly held meeting of the Offeree Shareholders or any adjournment thereof, if the Resolutions required to be approved at such meeting for the purposes of the Transaction shall be proposed and not approved by the requisite majorities unless within 7 days Offeror has elected to implement the Transaction by way of Takeover Offer in accordance with Clause 5.2(a); or

(h)   if the Court declines or refuses to sanction the Scheme or the Court Order(s) are not granted unless Offeror has previously elected to implement the Transaction by way of Takeover Offer in accordance with Clause 5.2(a); or

(i)    if Offeror elects to implement the Transaction by way of a Takeover Offer in accordance with the terms of this Agreement, if the Takeover Offer, once announced under Rule 2.5 of the Code, lapses in accordance with its terms or is withdrawn or not made; or

(j)    subject to the consent of the Panel, if required, upon breach of Clause 8 of this Agreement which is material in the context of the Transaction and the Offeree Group, and which, if capable of remedy, has not been remedied within 15 Business Days of a notice from Offeror requesting the same; or

(k)   if the recommendation of the Board of Offeree contemplated by Clause 5.1(b) or 5.2(b), as the case may be, is withdrawn at any time prior to: (i) the Effective Date with respect to the Scheme; or (ii) the Takeover Offer by Offeror becoming or being declared unconditional in all respects, whichever is the later (and for the avoidance of doubt, during any period between the Scheme having lapsed or having been withdrawn, and the making of a Takeover Offer, the recommendation shall be deemed to subsist unless it has been withdrawn in accordance with Clause 5.2(b)); or

(l)            subject to the consent of the Panel if required, by one Party to another Party, by written notice, following a material breach by such other Party of any of the provisions of this Agreement.

16.2        Save where the Inducement Fee is paid in accordance with Clause 11, if this Agreement is terminated pursuant to Clause 16.1(l), the non-defaulting Party shall be entitled to damages (but only limited to the costs and expenses incurred as a result of the breach up to the date of termination), provided that nothing shall obligate Offeree to pay any amount that the Panel determines is not permitted by Rule 21.2 of the Code.

16.3        Subject to any Legal Requirement to the contrary, Offeree undertakes to Offeror and BidCo not to proceed with the Scheme and to immediately withdraw the Scheme if this Agreement is terminated in accordance with its terms at any time prior to the Hearing Date.

16.4        Clauses 10, 11, 16.2, 16.3 and 17 to 21 (inclusive) shall survive termination of this Agreement.

SECTION 17.                     Notices.

17.1                        Any notice or other communication requiring to be given or served under or in connection with this Agreement shall be in writing and may be delivered by hand or by courier or sent by fax or by post to the party to be served at its address stated in this Agreement or at such other address as it may have notified to the other Parties in accordance with this Clause 16.1. Any notice or other document sent by post shall be sent by registered post (if both posted and for delivery within the same jurisdiction) or by registered airmail (if posted for delivery outside the jurisdiction in which it is posted), return receipt requested (or any substantially equivalent service).  Notices shall be sent to:

Offeror

Address:                Websense, Inc. 10240 Sorrento Valley Road, San Diego, CA, 92121, USA

Facsimile:               +1 (858) 458-2959

Attention of:         Chief Financial Officer

Copy to:

Address:                Websense, Inc. 10240 Sorrento Valley Road, San Diego, CA 92121, USA

Facsimile:               +1 (858) 550 3489

Attention of:         General Counsel

BidCo

Address:                                             Websense SC Operations Limited, 3000 Hillswood Drive, Hillswood Business Park, Chertsey, Surrey, KT16 ORS, United Kingdom

Facsimile:               +44 (0)1932 796601

Attention of:         Chief Financial Officer

Copy to:

Address:                Websense, Inc. 10240 Sorrento Valley Road, San Diego, CA 92121, USA

Facsimile:               +1 (858) 550 3489

Attention of:         General Counsel

Offeree

Address:                                             SurfControl Plc, Riverside, Mountbatten Way, Congleton, Cheshire, CW12 1DY, United Kingdom

Facsimile:               +44 (0)1260 296249

Attention of:         Simon Wilson

17.2                        Any notice or document delivered or sent in accordance with Clause 17.1 shall be deemed to have been served:

(a)           if delivered by hand or by courier, at the time of delivery; or

(b)           if sent by fax, at 10.00 a.m. (local time at the destination) on the Business Day at the destination after its transmission; or

(c)           if posted, at 10.00 a.m. on the second Business Day at the destination after it was put into the post if posted for delivery within the same jurisdiction, or at 10.00 a.m. (local time at the destination) on the fifth Business Day after it was put in the post if sent by registered airmail.

SECTION 18.                     Entire Agreement

Save for the Non-Disclosure Agreement, this Agreement represents the entire understanding, and constitutes the whole agreement in relation to its subject matter and supersedes any previous agreement between the Parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

SECTION 19.                     Miscellaneous

19.1                        Neither Offeree nor the Board of Offeree shall be required by this Agreement to take any action, continue to take any action, avoid taking any action or cease taking any action (or direct that any other person should do so) under Clauses 5.1(b), 5.2(b) or 9.2(a) of this Agreement, if prior to the Effective Time, the Board of Offeree determines in good faith, after consultation with, and based upon independent legal advice from its legal advisers, at a meeting of the Board of Offeree, that to take or continue to take any such action or the failure to take any such action as required by the Agreement would reasonably be a breach of the fiduciary duties of the directors of the Board of Offeree or their duties under the Code, and the Board of Offeree has so notified the Offeror, in writing, of this determination.

19.2                        If any provision of this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, but would be valid and enforceable if deleted in whole or in part or reduced in application, such provision shall apply with such deletion or modification as may be necessary to make it valid and enforceable but the enforceability of the remainder of this Agreement shall not be affected.

19.3                        If a party defaults in the payment when due of any sum payable under this Agreement, it’s liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at a rate per annum of three percent (3%) above the base rate at the relevant time of Barclays Bank Plc.

SECTION 20.                     Third Party Rights

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

SECTION 21.                     Governing Law and Jurisdiction

21.1                        This Agreement shall be governed by and construed in accordance with the laws of England.  Each Party irrevocably agrees that the Courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

21.2                        Each Party irrevocably submits to the jurisdiction of such Courts and waives any objection to proceedings in any such Court on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum. This Clause 21.2 is for the benefit of each Party and shall not limit its rights to take proceedings in any other court of competent jurisdiction.

IN WITNESS whereof this Agreement has been duly executed on the date first mentioned on page 1.

SIGNED by	/s/ Gene Hodges	SIGNED by	/s/ Simon Wilson

on behalf of		on behalf of

Websense, Inc.		SurfControl Plc

SIGNED by	/s/ Douglas Wride

on behalf of

Websense SC Operations Limited

SCHEDULE 1

SHARE SCHEME PROPOSAL

1.             Offeror and Offeree agree that the options and awards under the Employee Share Schemes held by employees (and former employees) of Offeree relating to Offeree Shares should be dealt with in accordance with the terms set out below.

2.             Offeree undertakes to Offeror to cooperate with and provide such details to Offeror in relation to the Employee Share Schemes as Offeror reasonably requires in order to plan and make proposals that comply with Rule 15 of the Code to the participants of the Employee Share Schemes (in addition to the proposals set out in this Schedule 1) and, if necessary, to communicate with such participants in respect of such proposals.  In formulating such proposals, Offeror shall consult with Offeree. Offeror and Offeree agree that such proposals will include a facility to exercise options on a cashless basis and that, provided that such facility has been available for a reasonable period of time prior to the sanction of the Scheme by the Court, then such facility will not be available after that time.

3.             The Scheme will extend to Offeree Shares issued upon exercise of options under the Employee Share Option Scheme where the Offeree Shares are in issue at or prior to the Record Date.  The Scheme will not extend to Offeree Shares issued after the Record Date pursuant to the exercise of options under the Employee Share Option Scheme.  The articles of association of Offeree will be amended so that any Offeree Shares issued after the Record Date pursuant to the exercise of options under the Employee Share Option Scheme will be acquired by Offeror on the same terms as provided for in the Scheme.

4.             Offeree agrees that options granted under the Employee Share Option Scheme may be exercised notwithstanding that any performance target to which they are subject has not been met. The remuneration committee of the Board of Offeree has determined pursuant to the Transaction that Offeree Shares will be released under the SurfControl Plc Long-term Incentive Plan (the “LTIP”) to the extent that the performance target has been met at the time of the Transaction without reduction to reflect the fact that the awards have not been held for the full holding period applicable to the awards and that award holders are not to be responsible for paying any employer’s National Insurance contributions that will arise on the release of such Offeree Shares or otherwise on the satisfaction of such awards. Prior to the date on which the Scheme is sanctioned by the Court, the remuneration committee will resolve all matters required for the application of the performance condition applying to such awards taking into account all relevant circumstances up to the date of such determination.

5.             Holders of options and awards under the Employee Share Schemes will be sent details of these proposals or notified of the Scheme becoming effective (as the case may be as provided by the rules of the relevant Employee Share Scheme) as soon as reasonably practicable after the posting of the Circular and in compliance with Rule 15 of the Code.

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6.             As at the date of this Agreement, the trustee of the SurfControl Plc General Employee Benefit Trust holds 1,505,512 Offeree Shares which will be subject to the Scheme.  Offeree confirms that there are agreements in place under which the trustee has agreed to utilize such shares in the satisfaction of awards under the LTIP and, to the extent that there are Offeree Shares held following the satisfaction of such awards, and, to the extent permitted by the terms of the trust deed governing such trust, in the satisfaction of options exercised under the terms of the Employee Share Option Scheme prior to the Scheme Effective Date. Offeree and Offeror agree to co-operate to determine and implement reasonable steps to minimise (to the greatest extent possible) any surplus assets arising in the SurfControl Plc General Employee Benefit Trust following the release of Offeree Shares in satisfaction of awards under the LTIP and, for the avoidance of doubt, such reasonable steps may include making loans to the trustee to enable the trustee to acquire shares from treasury at market value to satisfy outstanding options under the Employee Share Option Scheme.  To the extent that surplus assets do arise, Offeree shall recommend to the trustee that it utilizes any surplus assets of the trust (following satisfaction of awards and options) in the satisfaction of future incentive arrangements put into place by Offeror in respect of trust beneficiaries. The obligations of the trust or of Offeree under this paragraph 6 shall not apply to any surplus assets in the SurfControl Plc General Employee Benefit Trust that are potentially required to satisfy any obligations of that trust or of Offeree to make compensation payments to former holders of awards under the LTIP whose employment with Offeree’s group terminates after completion of the Transaction provided that the maximum value of such surplus assets to which this paragraph 6 will not apply to for this reason will be equal to the value of the LTIP awards that fail to vest as a result of the Transaction.

7.             Offeror agrees that it will not take any action that would have the effect of rendering ineffective any decisions made by the remuneration committee of the Board of Offeree referred to in this Schedule 1.

8.             In the event that the Transaction is effected by means of a Takeover Offer, the provisions of this Schedule 1 will apply with such amendments as are necessary to take account of the revised structure of the Transaction.

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SCHEDULE 2

WARRANTIES

1.             BidCo and Offeror each warrant to Offeree and Offeree warrants to Offeror and BidCo that:

1.1                                          it has the requisite power and authority to enter into and perform its obligations under this Agreement;

1.2                                          this Agreement constitutes binding obligations of the Party in accordance with its terms;

1.3                                          the execution and delivery of, and performance of its obligations under, this Agreement will not:

(a)           result in a breach of any provision of its constitutional documents;

(b)           result in a breach of, or constitute a default under, any material instrument to which it is a party or by which it is bound (save as fairly disclosed in writing to the other Party);

(c)           result in a breach of any order, judgment or decree or any court or governmental agency to which it is a party or by which it is bound; or

(d)           result in any unlawful act or any breach of any regulatory requirements to which a Party is subject.

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SCHEDULE 3

TIMETABLE

Date	Action
D — 11 months + 28	Announce Scheme
D — 28	Pre-Condition Date
D — 23	Issue claim form for permission to commence Court Meeting Swear and file witness statement exhibiting Circular
D — 4	Hearing of application to convene Court Meeting
D Day	Circular posted
D + 23	Hold Court Meeting and Extraordinary General Meeting
D + 24	Present petition to Court and notice of application for directions to fix Hearing Date(s)
D + 43	Hearing of Scheme petition Obtain Court Order(s)
D + 44	File Court Order(s) (with minute of capital reduction) at Companies House
D + 45	Order(s) registered by Companies House Effective Date

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SCHEDULE 4

IRREVOCABLE UNDERTAKINGS

To:                              Websense SC Operations Limited (the “Bidder”)
3000 Hillswood Drive,
Hillswood Business Park
Chertsey
Surrey KT16 ORS
United Kingdom

Date        April 2007

Dear Sirs,

OFFER BY THE BIDDER FOR SURFCONTROL PLC (THE “TARGET”)

1.                                      In this letter:

1.1                                “Offer” means the proposed acquisition by the Bidder of the entire issued and to be issued ordinary share capital of the Target whether implemented by way of an offer to acquire all of the ordinary shares not already owned by the Bidder (“Takeover Offer”) or by a scheme of arrangement (“Scheme”) pursuant to section 425 of the Companies Act 1985 (the “Companies Act”) substantially upon the terms and subject to the conditions referred to in the draft announcement annexed to this undertaking and marked “A” (the “Offer Announcement”).

1.2                                “Offer Document” means the document containing the terms of the Offer; and

1.3                                “Committed Shares” means:

1.3.1                                 the ordinary shares in the Target set out opposite my/our name(s) in Part 1 of the Schedule; and

1.3.2                                 all of the ordinary shares in the Target of which I/we become the registered or beneficial owner(s) after the execution of this undertaking.

2.                                     UNDERTAKINGS TO VOTE IN FAVOUR

2.1                                In consideration of the Bidder agreeing, subject to the conditions set out in this undertaking, to make or cause to be made an Offer, I/we hereby irrevocably undertake that:

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2.1.1                                 if the Offer is implemented by way of a Takeover Offer, I/we shall accept or procure the acceptance of the Takeover Offer in accordance with the terms of the Offer Document in respect of the Committed Shares not later than 3.30pm on the seventh business day following the despatch of the Offer Document containing the Takeover Offer in the case of Committed Shares falling within paragraph 1.3.1 and not later than 3.30 pm on the seventh business day after I/we become the registered holder(s) or beneficial owners of such Committed Shares in the case of Committed Shares falling within paragraph 1.3.2; and

2.1.2                                 if the Offer is implemented by a Scheme, I/we shall complete and return, or procure the completion and return of, relevant forms of proxy in respect of the Committed Shares in accordance with the terms of the Offer Document to vote in favour of any resolutions proposed by the Target or the Court to approve the Offer at any shareholder or court meeting (the “Resolutions”) not later than 3.30pm on the seventh business day following the despatch of the Offer Document containing the terms of the Scheme in the case of Committed Shares falling within paragraph 1.3.1 and not later than 3.30 pm on the seventh business day after I/we became the registered holder(s) or beneficial owner(s) of such Committed Shares in the case of Committed Shares falling within paragraph 1.3.2.

2.2                                If (subject to paragraph 2.3.7 below), I/we shall exercise my/our rights to acquire ordinary shares of 10p of the Target pursuant to any interest in the Target shares, as set out against my/our name in Part 2 of the Schedule, I/we shall, in respect of all Committed Shares to which I/we become beneficially entitled as a result of the exercise of such rights:

2.2.1                                 if it is proposed that the Offer is implemented by way of a Takeover Offer, accept (or procure acceptance of) the Takeover Offer in accordance with paragraph 2.1.1; or

2.2.2                                 if it is proposed that the Offer is implemented by a Scheme, complete and return (or procure the completion and return of) forms of proxy to vote such Committed Shares in favour of any Resolutions in accordance with paragraph 2.1.2.

2.3                                Unless and until this undertaking lapses, I/we shall not:

2.3.1                                 sell or transfer (otherwise than pursuant to the Offer) or otherwise dispose of or charge all or any of the Committed Shares or any interest in all or any thereof; or

2.3.2                                 accept  or undertake to accept any other offer or give any indication to any third party of an intention to accept any other offer in any circumstances in respect of all or any of the Committed Shares, whether conditionally or unconditionally (by whatever means the same is to be implemented) or vote in favour of any resolution to approve a compromise or arrangement under section 425 of the Companies Act with the members and creditors of the Target and any third party other than the Bidder or its parent, subsidiaries or fellow subsidiaries or their associated companies, (a company in which a company owns or controls 20% or more of the equity share capital) (the “Bidder Group”); or

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2.3.3                                 withdraw the acceptance referred to in paragraph 2.1.1 notwithstanding that I/we may have become entitled to do so by virtue of the City Code on Takeovers and Mergers (the “Code”) or of any provision of the Offer Document; or

2.3.4                                 revoke or amend the proxy referred to in paragraph 2.1.2 or submit new forms of proxy voting against the Resolutions or attend in person or by proxy or appoint a corporate representative to attend at the relevant shareholder meetings so as to vote against the Resolutions in respect of all or any of the Committed Shares (provided that I/we may attend such shareholder meetings to vote in favour of the Resolutions); or

2.3.5                                 make any offer to acquire the whole or any part of the issued share or loan capital of the Target or acquire any such share or loan capital, or any interest in any such share or loan capital, save pursuant to paragraph 2.2 above, or permit any company controlled by me to do so; or

2.3.6                                 requisition or join in requisitioning any general meeting of the members of the Target without the consent of the Bidder including any meeting which is to consider any resolution which will be, or is likely to be, prejudicial to the completion of the Offer or which will, or is likely to, prevent any of the conditions to the Offer from being fulfilled; or

2.3.7                                 acquire shares or exercise any rights (including options) to acquire shares in the Target without first notifying the Bidder and without the Panel on Takeovers and Mergers (the “Panel”) first being consulted by or on behalf of the Bidder as to whether the acquisition or the exercise of such rights in such circumstances would result in me/us being treated as acting in concert with the Bidder or the Target and receiving confirmation from the Panel  that I/we will not be so treated (or alternatively receiving express written consent from the Bidder, in its absolute discretion, that I may nevertheless acquire such shares or exercise such rights); or

2.3.8                                 enter into any agreement or arrangement with any person, whether conditionally or unconditionally, or solicit or encourage any person, to do all or any of the acts referred to in this paragraph 2.3 or which would or might restrict or impede my acceptance of the Offer or which would or might restrict or impede me from complying with my obligations under this undertaking;

2.4                                Unless and until this undertaking lapses, I/we:

2.4.1                                 shall not exercise or permit the exercise of the voting rights attaching to Committed Shares in any manner which would frustrate the Offer or prevent the Offer becoming or being declared unconditional in all respects (if it is proceeding by way of a Takeover Offer) or the Court Order sanctioning the scheme being filed with the Registrar of Companies (if it is proceeding by way of a Scheme); and

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2.4.2                                 shall unless otherwise agreed by the Bidder (in its absolute discretion), exercise or procure the exercise of such voting rights against:

(A)                             any resolution which may be proposed for the winding up of the Target; or

(B)                               any resolution to increase the authorised share capital or reduce the share capital of the Target or to authorise or empower the directors of the Target to allot or issue securities or to amend the memorandum or articles of association of the Target or to approve any acquisition by the Target of its own shares or any resolution to approve any compromise or arrangement under section 425 of the Companies Act with the members or creditors of the company and any third party other than the Bidder and members of the Bidder Group.

2.5                                The provisions set out in clauses 2.1, 2.2, 3 and 9 and apply equally to the beneficial owners of the Committed Shares from whom I am/we are to procure acceptance of the Offer or from whom I/we shall procure completion and return of forms of proxy voting in favour of the Resolutions pursuant to paragraph 2.1 and I/we shall procure the observance by such persons of such provisions as if they were each specifically a party hereto.

3.                                     WARRANTIES

I/We warrant that:

3.1                                I am/we are the [beneficial owner(s) and/or] the registered holder(s) (or am otherwise able to procure the transfer of) the Committed Shares set out in Part Ι of the Schedule against my/our respective name(s);

3.2                                the Schedule sets out the details of all the ordinary shares in the Target and of the options, warrants and convertible securities in respect of ordinary shares of which I am/we are the registered holder(s) or the beneficial owner(s) or which I am/we are otherwise interested;

3.3                                neither the whole nor any part of my/our interest in the Committed Shares set out in the Schedule or any of them is subject to any contract, assignment, charge, option or other disposition, dealing or restriction whatsoever; and

3.4                                we shall transfer, the Committed Shares free from any lien, charge, or other encumbrance, equity or other third party right of any nature and together with all rights of any nature attaching or accruing to them.

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4.                                     APPOINTMENT OF ATTORNEY

In order to secure the performance of my/our obligations contained in paragraphs 2.1 and 2.2, I/we hereby irrevocably appoint severally the Bidder and any director of the Bidder to be my/our attorney in my/our name(s) and on my/our behalf to execute a form or forms of acceptance and/or such other documents and do such other acts and things (if any) as may be necessary to accept the Offer in respect of the Committed Shares and to complete and return forms of proxy voting in favour of the Resolutions (or, as the case may be, to require the registered holder(s) thereof to accept the same), provided that such appointment shall not take effect until seven business days shall have elapsed from the date of despatch of the Offer Document and only then if I/we shall have failed to comply with my/our said obligations.

5.                                     UNDERTAKINGS BY TARGET DIRECTOR

5.1           Unless and until

5.1.1                                 this undertaking lapses; or

5.1.2                                 (if earlier) the Offer becomes unconditional in all respects (if it is proceeding by way of a Takeover Offer) or the Court Order sanctioning the Scheme is filed with the Registrar of Companies (if it is proceeding by way of a Scheme); and

subject to my fiduciary duties as a director of the Target and to my obligations under the Code, I undertake in my capacity as director of the Target:

5.1.3                                 to use my best endeavours to procure that any announcement made by or on behalf of me or the Target prior to the release by you of the Offer Announcement shall not contain any express or implied reference to the Offer or to the Bidder unless required by law, the Panel, the Financial Services Authority, the UK Listing Authority or the London Stock Exchange and to use my best endeavours to procure that no announcement is made by or on behalf of me or the Target in connection with the Offer without prior consultation with the Bidder;

5.1.4                                 I will join with the other directors of the Target in making in the Offer Document a statement of responsibility in relation to the Target and its subsidiaries in the terms or to the effect required under Rule 19.2 of the Code;

5.1.5                                 to recommend all shareholders accept the Offer (if it is proceeding by way of a Takeover Offer) or to vote in favour of the Resolutions (if it is proceeding by way of a Scheme);

5.1.6                                 to provide to the Bidder and its professional advisers all information necessary to be included in the Offer Document concerning me, my spouse, civil partner, and/or infant children and to use my best endeavours so far as I am able to procure that the Target provide all such information concerning the Target.

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5.2                                Upon the Offer becoming or being declared unconditional in all respects (if it is proceeding by way of a Takeover Offer) or Court Order sanctioning the Scheme being filed with the Registrar of Companies (if it is proceeding by way of Scheme), subject to my fiduciary duties as a director of the Target and to my obligations under the Code, I undertake in my capacity as director of the Target:

5.2.1                                 to vote at board meetings of the Target in favour of any matters required to implement the Scheme;

5.2.2                                 to vote at board meetings of the Target in favour of the appointment of such persons as the Bidder may nominate as directors of the Target; and

5.2.3                                 to approve alternate directors nominated by such newly appointed directors.

6.                                     CONDITIONS TO UNDERTAKING

6.1                                My/our undertaking(s) in paragraph 2.1 and the Bidder’s obligation to announce or cause to be announced on behalf of the Bidder, the Offer substantially on the terms and conditions set out in the Announcement, are conditional on your receipt, not later than 11.59 pm (UK time), on 26 April 2007 (or such later date or dates in any or all cases as I/we may agree) of confirmation from the directors of the Target that they approve the issue of a press announcement substantially in the form of the Offer Announcement and recommend the Offer.

6.2                                I/We acknowledge that you have the right to waive in whole or in part of the requirements in clause 6.1.

7.                                     LAPSE OF UNDERTAKING

This undertaking (including the appointment in paragraph 4) shall cease to have effect in which event this undertaking shall lapse and no party hereto shall have any claims against the others save in respect of prior breaches if:

7.1                                the Offer Announcement is not issued by 11.59pm (UK time) on 26 April 2007; or

7.2                                the Offer Document is not despatched to the Target’s shareholders on or before the day 28 days after the satisfaction or waiver of the pre-conditions (as defined in the Offer Announcement) or such later time as may, with my/our consent and the consent of the Target and Bidder, be agreed by the Panel, save that if the Offer was originally proceeding by way of a Scheme and the Bidder subsequently elects to proceed by way of a Takeover Offer or vice versa then, the date in this paragraph 7.2 shall be extended to a date which is 28 days after the date of the press announcement announcing the change in structure (or such other date as agreed with the Panel); or

7.3                                the Offer lapses or is withdrawn at any time (if it is proceeding by way of a Takeover Offer) or the Scheme lapses or is withdrawn at any time or is not otherwise implemented by 26 July 2008 provided that the reason for such lapse, withdrawal or lack of implementation is not because you have elected to proceed by way of a Takeover Offer rather than by way of a Scheme or vice versa; or

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8.                                     CONFIRMATIONS

8.1                                I am aware of the criminal offence of insider dealing contained in Part V of the Criminal Justice Act 1993 and the prohibition on market abuse contained in Part VIII of the Financial Services and Markets Act 2000 which includes a prohibition on the misuse of information which is not generally available to the market and I will not base any behaviour in relation to any securities or other qualifying investments which would amount to market abuse on any confidential information which is disclosed to me in connection with this undertaking or the Offer until after such information is made generally available.

8.2                                Other than as may be deemed to occur in respect of my immediate family or by virtue of being a director of the Target as described in note 3 to Rule 9.1 of the Code, I/we am/are not aware that I am acting in concert in relation to the Target with any person for the purposes of Rule 9.1 of the Code.

8.3                                I/We confirm that in relation to the execution of this undertaking I am/we are not a client of Morgan Stanley and that accordingly Morgan Stanley is not acting for me/us or responsible to me/us for providing protections afforded to its clients or advising me/us in relation to this undertaking or the Offer.

8.4                                I/we agree to promptly notify you and the Panel if I/we become that I am/we are am/are no longer able to comply with the terms of this undertaking or no longer intend to do so in accordance with Rule 8.4(b) of the Code.

9.                                     OFFER ANNOUNCEMENT AND CONFIDENTIALITY

9.1                                I/We consent to the issue of a press announcement incorporating a reference to me/us substantially in the terms set out in the Offer Announcement, and to particulars of this undertaking and of my own holding(s) in the shares of the Target contained in the Offer Announcement and/or the Offer Document and to a copy of this undertaking being sent to the Panel and being available for inspection during the period for which the Offer remains open.

9.2                                Subject to my fiduciary duties as a director of the Target and save to the extent required by the Code or by applicable law or by the regulations of any stock exchange or regulatory authority to which I/we or the Target is subject, I/we undertake to the Bidder that I/we shall, and shall procure that our officers, employees, advisers and agents shall, keep confidential and not by failure to exercise due care or otherwise by any act or omission disclose to any person whatever (other than to any regulatory authority):

9.2.1                                 the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Offer Announcement is released; and

9.2.2                                 the terms of this undertaking until the Offer Document is posted.

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10.                              MISCELLANEOUS

10.1                          This undertaking shall extend to any revised offer or offers by or on behalf of the Bidder for all the ordinary shares in the Target not already owned by the Bidder or by persons acting in concert with the Bidder whether implemented by way of a takeover offer or by a scheme of arrangement under section 425 of the Companies Act, provided that the revised offer is made at a price per share no less favourable than the price available under the Offer and all references in this undertaking to the “Offer” shall be construed accordingly.  References to the Offer Document shall include any document which amends any of the terms or conditions of the Offer.

10.2                          I/We undertake to provide you with all such further information in relation to my/our interest and that of any person connected with me/us as you may require in order to comply with the requirements of the UKLA, the London Stock Exchange, the Panel on Takeovers and Mergers and any other legal or regulatory requirements for inclusion in the Offer Document (or any other document required in connection with the Offer).

10.3                          Where any obligation hereunder is assumed by more than one party, such obligation shall be several and not joint.

10.4                          Subject to the terms of this deed, I/we acknowledge and undertake that the undertakings made in this deed shall not oblige the Bidder to proceed with the Offer.

11.                              JURISDICTION AND GOVERNING LAW, JURISDICTION AND SERVICE PROCESS

11.1                          This undertaking shall be governed by, and construed in accordance with, English law.

11.2                          Each of the parties to this undertaking:

11.2.1                           agrees that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference arising under, out of or in connection with this undertaking; and

11.2.2                           irrevocably waives any right that it might have to object to an action being brought in the Courts of England, to claim that the action has been brought in an inconvenient forum or to claim that the Courts of England do not have jurisdiction.

11.3                          I/we hereby irrevocably authorise and appoint c/o [            ] SurfControl Plc, Riverside, Mountbatten Way, Congleton, Cheshire CW12 1DY to accept service of all legal process arising out of or connected with this undertaking and service on such person shall be deemed to be service on me.

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EXECUTED AS A DEED BY [            ]

in the presence of:

We agree to the foregoing

For and on behalf of the Bidder

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SCHEDULE 5

EMPLOYEE SHARE OPTION SCHEME

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